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                                                                    EXHIBIT 99.4



                                  RISK FACTORS


RISKS RELATED TO OUR RELATIONSHIP WITH PDVSA AND THE CURRENT SITUATION IN VENEZUELA

  THE VENEZUELAN ECONOMIC AND POLITICAL ENVIRONMENT HAS DISRUPTED OUR CRUDE OIL SUPPLY.

     A nation-wide work stoppage by opponents of President Hugo Chavez began in Venezuela on December 2, 2002, and has disrupted most activity in that country, including the operations of PDVSA. A large portion of PDVSA's employees abandoned their jobs during the month of December. PDVSA has informed us that these actions led to an employee termination process and an organizational restructuring of PDVSA. PDVSA also informed us that its production of crude and gas, as well as the export of crude oil and products, were severely affected by these events in December. See "Offering Circular Summary -- Recent Developments."

     As a result, we have had to replace a significant amount of crude oil we would normally have purchased under our PDVSA supply contracts with purchases of crude oil on the spot market on pricing and credit terms that are less favorable than we would have obtained under the supply contracts. The price terms of our supply contracts with PDVSA are designed to provide some protection for our earnings and cash flow from market volatility. When we are required to purchase crude oil on the spot market instead of under our contracts we lose this protection. In addition, spot market trading companies require us to pay for delivered crude oil on 10-day or prompt-pay terms instead of the 30-day terms under which we would pay PDVSA pursuant to the supply contracts. If we continue to be unable to purchase crude oil under the PDVSA supply agreements due to events in Venezuela or other factors, we could continue to experience significantly greater volatility in our earnings and cash flow.

  THE VENEZUELAN WORK STOPPAGE HAS PUT PRESSURE ON OUR LIQUIDITY.

     The existence of the work stoppage and our ownership by PDVSA have given rise to concerns about our financial condition. Because of the uncertainty in Venezuela, all three major rating agencies have reduced PDV America's and our debt ratings. The reactions that have followed have increased the pressure on our liquidity. We are seeking to replace these lost sources of liquidity. However, we cannot assure you that we will be able to establish new sources of liquidity. If we are not able to meet our significant liquidity needs in the near future our financial condition will be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

  WE MAY NOT BE ABLE TO ACCESS NEW SOURCES OF LIQUIDITY.

     We cannot assure you that we will be able to close either our new secured credit facility or our new accounts receivable facility. The commitments that we have from financial institutions to provide the new secured credit facility and the new accounts receivable facility are each subject to a number of conditions that may not be met. The credit agreement for the new secured credit facility will also contain a number of closing conditions that we may not be able to satisfy. In addition, we cannot assure you that we will be able to realize the $100 million in additional liquidity we expect to receive under the transaction to transfer title of inventory at the time delivered into interstate pipelines. We have no commitment in place for such transaction at this time. Finally, we cannot provide any assurances that we will be able to reissue any of the tax-exempt bonds that we are arranging for the repurchase of. We may not be able to obtain letters of credit to support such tax-exempt bonds and we may not be able to replace these tax-exempt bonds with new tax-exempt bonds that will not require letter of credit support.

     If we cannot access any of these sources of liquidity our financial condition will be adversely affected.

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  WE MAY NOT BE ABLE TO IMPLEMENT SUCCESSFULLY OUR DISCRETIONARY CAPITAL
  EXPENDITURES PROJECTS.

     Because of the liquidity risks described above, we have taken steps to reduce our planned discretionary capital expenditures in 2003 by approximately $200 million and are continuing to review the timing and amount of scheduled expenditures under our planned capital spending programs, including regulatory and environmental projects in the near term. Because of this reduction, we may be unable to undertake discretionary capital expenditure projects designed to increase the productivity and profitability of our refineries. Other factors beyond our control also may prevent or hinder our undertaking of some or all of these projects, including compliance with or liability under environmental regulations, a downturn in refining margins, technical or mechanical problems, lack of availability of capital and other factors. Failure to successfully implement these projects may adversely affect our business prospects and competitive position in the industry.

  WE RELY HEAVILY UPON SUPPLY CONTRACTS WITH OUR ULTIMATE PARENT WHICH COULD BE MODIFIED OR TERMINATED.

     We have historically purchased a significant portion of our crude oil requirements from PDVSA, our parent corporation, under supply agreements (expiring in 2006 through 2013) which we believe contain favorable terms that could not be replicated with other suppliers. PDVSA supplied approximately 50% of the crude oil we refined in 2002 under those supply agreements.

     PDVSA could cause the termination of the supply agreements or a modification of the terms of the supply agreements for any number of reasons. Certain covenants in our other debt instruments restrict, for so long as such debt is outstanding, our ability to terminate or modify the supply agreements. However, those covenants do not prevent PDVSA from taking actions to cause a termination or modification of those agreements. By their terms, the supply agreements give either party a right to terminate the agreements upon six months notice if PDVSA no longer retains an ownership interest in us as indicated in the agreements. Although we expect that the supply agreements will be replaced as they expire, we cannot assure you that we will be able to replace them and, if replaced, we are not able to predict the terms of any replacement supply agreements, including provisions for pricing crude oil.

     The supply agreements permit PDVSA to decrease or stop providing us crude oil based on the existence of a force majeure. In the past, when the Venezuelan government ordered PDVSA to curtail the production of oil in response to a decision by the organization of Oil Producing and Exporting Countries, otherwise known as "OPEC," to reduce production, PDVSA invoked force majeure under the supply agreements. PDVSA has invoked these force majeure provisions on numerous occasions over the past few years.

     If the supply agreements are modified or terminated or this source of crude oil continues to be interrupted due to production difficulties, political or economic events in Venezuela or other factors, we might not be able to find other sources of heavy crude oil for our refineries on terms comparable to those contained in the current supply agreements, and as a result we could continue to experience greater volatility in our operating results than we historically have experienced.

  PRICING PROVISIONS OF OUR SUPPLY AGREEMENTS WITH PDVSA MAY AFFECT OUR
  EARNINGS.

     Our crude oil supply agreements with PDVSA are designed to reduce the volatility of earnings and cash flows from our refining and marketing operations by providing a relatively stable level of gross margin on crude oil supplied by PDVSA. The supply agreements incorporate formula prices based on the market value of a slate of refined products deemed to be produced from each particular grade of crude oil or feedstock, less:

     - specified deemed refining costs,

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     - specified actual costs, including transportation charges, natural gas and electricity and import duties and taxes, and

     - a deemed margin, which varies according to the grade of crude oil or feedstock delivered.

     Deemed margins and deemed costs are adjusted periodically by a formula primarily based on the rate of inflation. Because deemed operating costs and the slate of refined products deemed to be produced for a given barrel of crude oil or other feedstock do not necessarily reflect the actual costs and yields in any period, the actual refining margin we earn under the various supply agreements will vary depending on, among other things, the efficiency with which we conduct our operations during that period. Although we believe that these supply agreements reduce the volatility of our earnings and cash flows, these supply agreements also limit our ability to enjoy higher margins during periods when the market price of crude oil is low relative to the then current market prices for refined products.

  WE ARE OWNED BY PDVSA, WHICH IS WHOLLY-OWNED BY THE BOLIVARIAN REPUBLIC OF VENEZUELA.

     PDVSA is a Venezuelan corporation 100% owned by the Bolivarian Republic of Venezuela and controlled by the Venezuelan Government. PDVSA owns, indirectly, 100% of our capital stock. The Venezuelan Government is heavily dependent on cash flow from PDVSA and its affiliates to finance its expenditures. The members of the board of directors of PDVSA are appointed by the President of Venezuela. Any major corporate action of PDVSA may be subject to the approval of the Venezuelan Government, as its sole shareholder. However, the Bolivarian Republic of Venezuela is not legally liable for the obligations of PDVSA or the obligations of its subsidiaries. We cannot assure you that PDVSA or the Bolivarian Republic of Venezuela will not exercise their control of us in a manner detrimental to your interests.

     PDVSA recently replaced four of our board members with new directors, although one of the four had previously served on our board. PDVSA may again replace some or all of our directors or appoint additional directors to our board.

     Additionally, while Venezuelan law requires that the Bolivarian Republic of Venezuela retain exclusive ownership of PDVSA, it does not require the Bolivarian Republic of Venezuela to continue to conduct its crude oil exploration and exploitation activities through PDVSA. While PDVSA has been operated since its formation as an independent commercial entity, no assurance can be given that the Venezuelan Government's policy as PDVSA's sole shareholder will not change in the future or that the Venezuelan Government will not intervene in the commercial affairs or management of PDVSA in a manner that has an adverse effect on its ability to perform its obligations to us. In addition, no assurance can be given that the Venezuelan Government will not intervene in our commercial affairs in a manner that adversely effects our ability to perform our obligations, including our obligations to you under the notes and the indenture governing the notes. The Venezuelan operations of PDVSA and its subsidiaries are subject to close regulation and supervision by various levels and agencies of the Venezuelan Government, and there can be no assurance that the current legal or regulatory framework will not be revised in a manner that adversely affects us.

  OUR PRIMARY SUPPLY OF CRUDE OIL IS CONTROLLED BY THE GOVERNMENT OF VENEZUELA.

     All oil and hydrocarbon reserves within Venezuela are owned by the Bolivarian Republic of Venezuela and not by PDVSA or by us. Under Venezuela's recently adopted Hydrocarbons Law, primary activities such as exploration, exploitation, manufacturing, refining and initial transportation from the field is reserved to the Bolivarian Republic of Venezuela. PDVSA coordinates, monitors and controls all operations related to hydrocarbons. There can be no assurance that Venezuelan law and implementation policies will not adversely affect the supply of crude oil by PDVSA to us.

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     Historically, members of OPEC have entered into agreements to reduce their production of crude oil. The Bolivarian Republic of Venezuela is a member of OPEC. PDVSA does not control the Venezuelan government's international affairs and the government could enter into an agreement with OPEC or other oil exporting countries that when implemented could require PDVSA to reduce its crude oil production and export activities. Such a curtailment could be an event of force majeure under our crude oil supply agreements, giving PDVSA's affiliates the right to reduce crude oil deliveries under those supply agreements for so long as such curtailment is in effect. We are currently operating under reduced levels of delivery under the crude oil supply agreements and have been required to obtain a correspondingly increased portion of our crude oil in the open market. We are unable to predict when the current curtailment will be lifted or if additional curtailments will be imposed.

  RECOURSE AGAINST OUR DIRECTORS FOR SECURITIES LAWS CLAIMS MAY BE LIMITED.

     Certain members of our board of directors are residents of Venezuela, and all or a substantial portion of the assets of those directors are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon those directors or to enforce, in U.S. courts, judgments obtained in such courts and predicated upon the civil liability provisions of the U.S. federal securities laws. In addition, PDVSA may replace members of our board of directors at any time, as it recently did in January 2003. This could make it even more difficult to effect service of process on our directors. We have been advised that liabilities predicated solely upon the civil liability provisions of the U.S. federal securities laws in actions brought in Venezuela, in original actions or in actions for enforcement of judgments of U.S. courts, may not be enforceable in Venezuela.

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RISKS RELATED TO OUR BUSINESS AND THE PETROLEUM INDUSTRY

  VOLATILE MARGINS IN THE REFINING INDUSTRY MAY NEGATIVELY AFFECT OUR FUTURE OPERATING RESULTS AND DECREASE OUR CASH FLOW.

     Our financial results are primarily affected by the relationship, or margin, between refined product prices and the prices for crude oil and other feedstocks. The cost to acquire our feedstocks and the price at which we can ultimately sell refined products depend on a variety of factors beyond our control. Historically, refining margins have been volatile and they are likely to continue to be volatile in the future. Although an increase or decrease in prices for crude oil, feedstocks and blending components generally will result in a corresponding increase or decrease in prices for refined products, there is generally a lag in the realization of the corresponding increase or decrease in prices for refined products.

     Our supply agreements with PDVSA are designed to provide some protection for our earnings and cash flow from volatility through the pricing formula employed under those contracts. To the extent that we are unable to continue to rely on these supply agreements our exposure to volatility would increase. Future volatility may negatively affect our results of operations, since the margin between refined products prices and feedstock prices may decrease below the amount needed for us to generate net cash flow sufficient to meet our needs.

     Specific factors that may affect our refining margins include:

     - disruptions in our crude oil supply under our supply agreements with PDVSA such as we are currently experiencing;

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     - accidents, interruptions in transportation, inclement weather, the impact of energy conservation efforts, or other events that cause unscheduled shutdowns or otherwise adversely affect our plants, machinery, pipelines or equipment, or those of our suppliers or customers;

     - changes in the cost or availability to us of transportation for crude oil, feedstocks and refined products;

     - failure to successfully implement our planned capital projects or to realize the benefits expected for those projects;

     - changes in fuel specifications required by environmental and other laws, particularly with respect to oxygenates and sulfur content;

     - rulings, judgments or settlements in litigation or other legal matters, including unexpected environmental remediation or compliance costs at our facilities in excess of any reserves, and claims of product liability or personal injury; and

     - aggregate refinery capacity in our industry to convert heavy sour crude oil into refined products.

     Other factors that may affect our margins, as well as the margins in our industry in general, include, in no particular order:

     - domestic and worldwide refinery overcapacity or undercapacity;

     - aggregate demand for crude oil and refined products, which is influenced by factors such as weather patterns, including seasonal fluctuations, and demand for specific products such as jet fuel, which may themselves be influenced by acts of God, nature and acts of terrorism;

     - domestic and foreign supplies of crude oil and other feedstocks and domestic supply of refined products, including from imports;

     - the ability of the members of OPEC, to maintain oil price and production controls;

     - political conditions in oil producing regions, including the Middle East, Africa and Latin America;

     - refining industry utilization rates;

     - pricing and other actions taken by competitors that impact the market;

     - price, availability and acceptance of alternative fuels;

     - adoption of or modifications to federal, state or foreign environmental, taxation and other laws and regulations;

     - price fluctuations in natural gas; and

     - general economic conditions.

 A SIGNIFICANT INTERRUPTION OR CASUALTY LOSS AT ONE OF OUR REFINERIES COULD REDUCE OUR PRODUCTION, PARTICULARLY IF NOT FULLY COVERED BY OUR INSURANCE.

     Our business includes owning and operating refineries. As a result, our operations could be subject to significant interruption if one of our refineries were to experience a major accident, be damaged by severe weather or other natural disaster, or otherwise be forced to shut down. Any such shutdown would reduce the production from the refinery. For example, on August 14, 2001, a fire occurred at the crude oil distillation unit of the Lemont refinery. The crude unit was destroyed and the refinery's other processing units were temporarily taken out of production. A new crude unit did not become operational until May 2002. We have also experienced other accidents at our facilities that have required us to shut down operations for significant periods of time to rebuild. We also face risks of mechanical failure and equipment shutdowns. In any such situations, undamaged refinery processing units may be dependent on or interact with damaged sections of our refineries and, accordingly, are also subject to being shut down. In the event any of our refining facilities is forced to shut down for a significant period of time, it would have

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a material adverse effect on our earnings, our other results of operations and our financial conditions as a whole.

  OUR INSURANCE COVERAGE MAY BE INADEQUATE TO COVER ALL LOSSES.

     We maintain insurance in accordance with industry standards with respect to our assets and operations. However, not all operating risks are insurable, and there can be no assurance that the insurance will be available in the future or that insurance will cover all unanticipated losses in the event of a loss. As a result of factors affecting the insurance market, insurance premiums with respect to renewed insurance policies may increase significantly compared to what we are currently paying. In addition, the level of coverage provided by such renewed policies may decrease, while deductibles and/or waiting periods may increase, compared to our existing insurance policies.

  ENVIRONMENTAL STATUTES AND REGULATIONS MAY IMPOSE SIGNIFICANT COSTS AND LIABILITIES.

     Our operations are subject to extensive federal and state environmental, health and safety laws and regulations, including those governing discharges to the air and water, the handling and disposal of solid and hazardous wastes and the remediation of contamination. The failure to comply with those laws and regulations can lead, among other things, to civil and criminal penalties and, in some circumstances, the temporary or permanent curtailment or shutdown of all or part of our operations in one or more of our refineries. The nature of our refining business exposes us to risks of liability due to the production, processing and refining, storage, transportation, and disposal of materials that can cause contamination or personal injury if released into the environment.

     Consistent with the experience of all U.S. refineries, environmental laws and regulations have raised operating costs and necessitated significant capital investments at our refineries. We believe that existing physical facilities at our refineries are substantially adequate to maintain compliance with existing applicable laws and regulatory requirements, other than:

     - upgrades to or closure of surface impoundments or other solid waste management units, which are required by our Resource Conservation and Recovery Act ("RCRA"), permit,

     - upgrades to sulfur removal capabilities, which are required to comply with mandates adopted by the U.S. Environmental Protection Agency ("U.S. EPA"), to reduce the sulfur content of diesel fuel and gasoline,

     - changes that are required to address a ban on MTBE and other ether-based gasoline additives, and

     - changes that will be required to comply with the terms of a potential settlement agreement with the U.S. EPA of alleged violations of the New Source Review provisions of the federal Clean Air Act of 1990 (the "Clean Air Act").

     Our refineries produce gasolines that meet the current requirements for conventional and reformulated gasolines under the Clean Air Act and its implementing regulations. Our refineries also produce low-sulfur diesel fuel meeting federal standards. In February 2000, the U.S. EPA published the Tier 2 Motor Vehicle Emission Standards and Gasoline Sulfur Control Requirements for all passenger vehicles, establishing standards for reduced sulfur content in gasoline. The ruling mandates that the average sulfur content of gasoline at any refinery not exceed 30 parts per million, or ppm, during any calendar year starting January 1, 2005. Starting in 2004, the U.S. EPA will begin a program to phase in new low sulfur gasoline. In addition, in January 2001, the U.S. EPA issued its rule to reduce the sulfur content of diesel fuel sold to highway consumers by 97%, from 500 ppm to 15 ppm, beginning June 1, 2006. Lawsuits by refining industry groups have been filed that may delay implementation of the diesel rule beyond 2006. Compliance with the new Tier 2 specifications for the reduction of sulfur in both gasoline and distillates is expected to cost the refining industry over $8 billion.

     Several states in our marketing areas have banned or limited the use of oxygenated ethers such as MTBE in gasoline. For example, New York has banned gasoline containing MTBE effective January 1,

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2004. Other states and the U.S. EPA are also considering use restrictions on those ethers. Our refineries currently produce and use two oxygenated ethers -- TAME and MTBE -- in reformulated gasoline to comply with requirements in federal law for 2% oxygen content. If use of these ethers is further banned or limited, we will have to make significant changes to be able to sell reformulated gasoline into markets affected by these restrictions. The nature, extent and costs of these changes depend on the nature and extent of the restrictions on oxygenated ethers, whether the federal oxygenate mandate remains in place and other laws and regulations relating to fuels. In addition, the cost to produce diesel and gasoline fuels will increase as a result of sulfur or aromatics reductions or a ban of oxygenated ethers. We cannot assure that we will be able to recover the increased cost of production through increases in the price of our refined products.

     Several states in our market areas have adopted regional or statewide restrictions on the properties of gasoline distributed in those areas, and other standards have been proposed. We may not be able to make gasoline for such local markets depending on the standards imposed without additional capital investment. Investments to meet either local or federal fuel standards are made subject to market conditions and economic justification.

     Several bills are pending before the U.S. Congress which would mandate that the gasoline pool be made up of a specified percentage of "renewable fuels" which would likely be ethanol. We cannot predict the extent and requirements of any renewable fuels program nor the potential effects of such a program on our operations. Any requirement that we use ethanol or achieve a specific level of renewable fuels in our gasoline pool could impose significant costs on us.

     We expect that the nature of the refining business will continue to make it subject to increasingly stringent environmental and other laws and regulations that may increase the costs of operating our refineries above currently projected levels and require future capital expenditures, including increased costs associated with more stringent standards for air emissions, wastewater discharges and the remediation of contamination. It is difficult to predict the effect of future laws and regulations on our financial condition or results of operations. We cannot assure that environmental or health and safety liabilities and expenses will not have a material adverse effect on our financial condition or results of operations.

  PERMITTING AND REGULATORY MATTERS MAY IMPACT THE OPERATION OF OUR REFINERIES.

     We are required to obtain certain permits and to comply with constantly changing provisions of numerous statutes and regulations relating to, among other things:

     - business operations,

     - the safety and health of employees and the public,

     - the environment,

     - employment,

     - hiring and anti-discrimination, and

     - limitations on noise.

     New statutes and regulations or new permit provisions may become applicable to our refineries, resulting in the imposition of significant additional costs. Failure to comply with any such permits, statutes and regulatory requirements may result in significant civil or criminal liability and, in certain circumstances, the temporary or permanent curtailment or shutdown of all or part of our operations or the inability to produce marketable products. We cannot assure that we will at all times be in compliance with all applicable statutes and regulations or have all necessary permits. Furthermore, our failure to be in compliance at all times with applicable regulations also could adversely affect our financial condition or results of operations.

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  COMPETITORS WHO PRODUCE THEIR OWN SUPPLY OF FEEDSTOCKS, MAKE ALTERNATIVE FUELS
  OR HAVE GREATER FINANCIAL RESOURCES MAY HAVE A COMPETITIVE ADVANTAGE OVER US.

     The refining industry is highly competitive with respect to both feedstock supply and refined product markets. We compete with numerous other companies for available supplies of crude oil and other feedstocks and for outlets for our refined products. We are not engaged in the petroleum exploration and production business and therefore do not produce any of our crude oil feedstocks. Competitors that have their own production are at times able to offset losses from refining operations with profits from production operations, and may be better positioned to withstand periods of depressed refining margins or feedstock shortages. A number of our competitors have greater financial and other resources than we do. Such competitors have a greater ability to bear the economic risks inherent in all phases of the refining industry. Some of our competitors have more efficient refineries and they may have lower per barrel crude oil refinery processing costs. In addition, we compete with other industries that provide alternative means to satisfy the energy and fuel requirements of our industrial, commercial and individual consumers. If we are unable to compete effectively with these competitors, our financial condition, results of operations, and business prospects could be materially adversely affected.

  OUR OPERATIONS ARE INHERENTLY SUBJECT TO DISCHARGES OR OTHER RELEASES OF PETROLEUM OR HAZARDOUS SUBSTANCES FOR WHICH WE MAY FACE SIGNIFICANT LIABILITIES.

     Our operations, as with others in the businesses in which we operate, are inherently subject to spills, discharges or other releases of petroleum or hazardous substances that may give rise to liability to governmental entities or private parties under federal, state or local environmental laws, as well as under common law. We could incur substantial costs in connection with these liabilities, including clean-up costs, fines and civil or criminal sanctions, and personal injury or property damage claims. Spills, discharges or other releases of contaminants have occurred from time to time during the normal course of our operations, including releases associated with our refineries, pipeline and trucking operations, as well as releases at gasoline service stations and other petroleum product distribution facilities we have operated and are operating. We cannot assure you that additional spills, discharges and other releases will not occur in the future, that governmental agencies will not assess penalties against us in connection with any past or future discharges or incidents, or that third parties will not assert claims against us for damages allegedly arising out of any such past or future discharges or incidents.

  TERRORIST ATTACKS AND THREATS OR ACTUAL WAR MAY NEGATIVELY IMPACT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Our business is affected by general economic conditions and fluctuations in consumer confidence and spending, which can decline as a result of numerous factors outside of our control. Recent terrorist attacks in the United States, as well as events occurring in response to or in connection with them, including future terrorist attacks against United States targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions impacting our suppliers or our customers, may adversely impact our operations. As a result, there could be delays or losses in the delivery of supplies and raw materials to us, decreased sales of our products and extension of time for payment of accounts receivable from our customers. Strategic targets such as energy-related assets (which could include refineries such as ours) may be at greater risk of future terrorist attacks than other targets in the United States. These occurrences could have an adverse impact on energy prices, including prices for our products, and an adverse impact on the margins from our refining and marketing operations. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. Any or a combination of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

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